Exhibit 99.1

For more information contact:

Roddy Sloss

Vice President, Finance

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR ANNOUNCES DELAY OF EARNINGS
RELEASE AND ANTICIPATED RESTATEMENT

- Company also provides updated  first quarter 2004 business outlook -

HILLSBORO, Ore. - March 18, 2004 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced that it has not yet completed its deferred income accounting review.  Consequently, the release of year end earnings has been delayed.

As previously announced, a detailed review of the Deferred Income account is being conducted under the direction of the Audit Committee.  Deferred Income is the balance sheet account that represents the estimated future gross margin, including credits that may be due, related to inventory held by the Company’s distributors that is expected to be either resold to end users or returned to the Company for a credit.  During the course of the review, the Company has concluded that the deferred income account became overdepleted during 2003.

Consequently, the Company anticipates restatement of its first, second and third quarter 2003 financial statements.  The Company currently believes the restatement will result in a reduction of 2003 year-to-date revenue of approximately $10 to $11 million, a reduction of 2003 year-to-date cost of sales of approximately $1.5 to $2 million and an increase of 2003 year-to-date net loss of approximately $8.5 to $9.5 million.  The review will also conclude upon appropriate corrective measures.

The Company currently anticipates release of earnings by the end of March 2004.  In addition, the Company currently anticipates filing its 2003 Annual Report on Form 10-K by April 2, 2004 under a filing extension pursuant to SEC Rule 12b-25.

Separately, the Company provided an updated business outlook for the March 2004 quarter:

•      Revenue is now expected to grow 10 to 13 percent sequentially, up from the previously announced outlook of 6 to 10 percent sequential growth.

•      Gross margins are expected to be approximately 57 to 58 percent of revenue.

•      Total operating expenses are expected to be approximately $35 million.

•      Other income is expected to be approximately $2.5 to $3.0 million, including a gain on the sale of foundry investments.

•      No tax provision is anticipated.

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws including statements relating to our anticipated restated financial results, the anticipated earnings release date and filing date of the Company’s 10-K, future quarterly financial results, revenues, customers, product offerings and the Company’s ability to compete.  Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including the possible need to make further accounting adjustments, Company’s ability to publish its earnings release by the end of March 2004 and file its 10-K by April 2, 2004, as well as overall semiconductor market conditions, market acceptance and demand for the Company’s new products, the Company’s dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks.   The Company does not intend to update or revise any forward looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation, the inventor of in-system programmable (ISPTM) logic products, designs, develops and markets the broadest range of Field Programmable Gate Arrays (FPGA), Field Programmable System Chips (FPSCs) and high-performance ISP Programmable Logic Devices (PLDs), including Complex Programmable Logic Devices (CPLD), Programmable Analog Components (PAC), and Programmable Digital Interconnect (GDX). Lattice also offers industry leading SERDES products.  Lattice offers total solutions for today’s system designs by delivering the most innovative programmable silicon products that embody leading-edge system expertise.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communications, computing, industrial and military end markets.  Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124 USA.  For more information access our web site at www.latticesemi.com.

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Lattice Semiconductor Corporation, L (& design), Lattice (& design),  ISP  and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.